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EXHIBIT 23.1

Consent of KPMG LLP, Independent Auditors

        We consent to incorporation by reference in the registration statement on Form S-8 of Willis Lease Finance Corporation of our report dated February 13, 2004 relating to the consolidated balance sheets of Willis Lease Finance Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003 and all related financial statement schedules, which report appears in the December 31, 2003, annual report on Form 10-K of Willis Lease Finance Corporation.

                      /S/ KPMG LLP

San Francisco, California
August 6, 2004

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Consent of KPMG LLP, Independent Auditors